Exhibit 1

P R E S S   R E L E A S E

Company Contacts		IR Agency Contact
Nachum Falek, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 nachum@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Erik Knettel, Grayling Global Tel: +1-646-284-9415 eknettel@hfgcg.com

AudioCodes Announces Preliminary
Fourth Quarter 2008 Revenue and Reporting Date

Lod, Israel – January 8, 2009 – AudioCodes (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies and Voice Network products, today announced preliminary fourth quarter 2008 unaudited revenues. Based on preliminary unaudited fourth quarter financial information, AudioCodes believes it will achieve fourth quarter 2008 revenue in the range of $39 million to $41 million.

AudioCodes will release its financial results for its fourth quarter and full year ended December 31, 2008, on Wednesday, February 11, 2009, after the market close.  AudioCodes’ financial results will be released over the news wires, and will also be posted on the corporate Website.

On Thursday, February 12, 2009 at 9:00 a.m. Eastern Time, AudioCodes will conduct a conference call to discuss the fourth quarter and full year 2008 results which will be simultaneously Webcast.  The call will feature Shabtai Adlersberg, Chairman, President and Chief Executive Officer and Nachum Falek, Vice President of Finance and Chief Financial Officer.

Investors are invited to listen to the call live via Webcast on the AudioCodes corporate Website at http://www.audiocodes.com.  Please go to the site at least 15 minutes earlier to register, download, and install any necessary audio software. A replay of the call will be available on the Website approximately two hours after the conference call is completed.

Fourth Quarter 2008 Preliminary Results and Earnings Date	Page 1 of 2

About AudioCodes

AudioCodes Ltd. (NasdaqGS: AUDC) provides innovative, reliable and cost-effective Voice over IP (VoIP) technology, Voice Network Products, and Value Added Applications to Service Providers, Enterprises, OEMs, Network Equipment Providers and System Integrators worldwide. AudioCodes provides a diverse range of flexible, comprehensive media gateway, and media processing enabling technologies based on VoIPerfect™ -- AudioCodes' underlying, best-of-breed, core media architecture. The company is a market leader in VoIP equipment, focused on VoIP Media Gateway, Media Server, Session Border Controllers (SBC), Security Gateways and Value Added Application network products. AudioCodes has deployed tens of millions of media gateway and media server channels globally over the past ten years and is a key player in the emerging best-of-breed, IMS based, VoIP market. The Company is a VoIP technology leader focused on quality and interoperability, with a proven track record in product and network interoperability with industry leaders in the Service Provider and Enterprise space. AudioCodes Voice Network Products feature media gateway and media server platforms for packet-based applications in the converged, wireline, wireless, broadband access, cable, enhanced voice services, video, and Enterprise IP Telephony markets. AudioCodes' headquarters and R&D are located in Israel with an additional R&D facility in the U.S. Other AudioCodes' offices are located in Europe, India, the Far East, and Latin America. For more information on AudioCodes, visit http://www.audiocodes.com

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are ''forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the integration of acquired companies' products and operations into AudioCodes' business; and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

AudioCodes, AC, AudioCoded, Ardito, CTI2, CTI(2), CTI Squared, InTouch, IPmedia, Mediant, MediaPack, NetCoder, Netrake, Nuera, Open Solutions Network, OSN, Stretto, TrunkPack, VoicePacketizer, VoIPerfect, VoIPerfectHD, What's Inside Matters, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners.

Fourth Quarter 2008 Preliminary Results and Earnings Date	Page 2 of 2